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                                                                 April 20, 2000





Board of Directors
Dura Pharmaceuticals, Inc.
7475 Lusk Boulevard
San Diego, CA 92121


Members of the Board of Directors:


         We hereby consent to the use of our opinion letter dated March 20, 2000, to the Board of Directors of Dura Pharmaceuticals, Inc. ("Dura"), included as Annex C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Spiros Acquisition Corp., Inc., a wholly owned subsidiary of Dura, with and into Spiros Development Corporation II, Inc., and to the references therein to Merrill Lynch, Pierce, Fenner & Smith Incorporated under the captions "Summary - Opinion of Dura's financial advisor," "The Merger - Background of the Merger," and "Risk Factors - Opinion of Merrill Lynch." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                    INCORPORATED



                                        By: _____________________________
                                               Tai W. Hah
                                               Managing Director